Exhibit 21

SUBSIDIARIES OF U.S. CONCRETE, INC.

American Concrete Products, Inc.
Atlas-Tuck Concrete, Inc.
B.W.B., Inc. of Michigan
Beall Concrete Enterprises, Ltd.
Beall Industries, Inc.
Beall Investment Corporation, Inc.
Beall Management, Inc.
Builders’ Redi-Mix, LLC
Central Concrete Corp.
Central Concrete Supply Co., Inc.
Central Precast Concrete, Inc.
Concrete XXXI Acquisition, Inc.
Concrete XXXII Acquisition, Inc.
Concrete XXXIII Acquisition, Inc.
Concrete XXXIV Acquisition, Inc.
Concrete XXXV Acquisition, Inc.
Concrete XXXVI Acquisition, Inc.
Eastern Concrete Materials, Inc.
Ready Mix Concrete Company of Knoxville
San Diego Precast Concrete, Inc.
Sierra Precast, Inc.
Smith Pre-cast, Inc.
Superior Concrete Materials, Inc.
Superior Materials, Inc.
Titan Concrete Industries, Inc.
USC GP, Inc.
USC LP, Inc.
USC Atlantic, Inc.
USC Management Co., L.P.
USC Michigan, Inc.
USC Payroll, Inc.
U.S. Concrete On-Site, Inc.
Wyoming Concrete Industries LLC